SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 22, 2004

INDEPENDENT BANK CORPORATION (Exact name of registrant as specified in its charter)
Michigan (State or Jurisdiction of Incorporation or Organization)

0-7818 (Commission File Number)	38-2032782 (I.R.S. Employer Identification No.)

230 West Main Street, Ionia, Michigan 48846 (Address of principal executive offices)

(616) 527-9450
(Registrant's telephone number, including area code)

NONE Former name, address and fiscal year, if changed since last report.

Item 7.      Financial Statements and Exhibits.

Exhibit

99    Press release dated January 22, 2004.

Item 12.      Results of Operations and Financial Condition.

On January 22, 2004, Independent Bank Corporation issued a press release announcing results for the fourth fiscal quarter. A copy of the press release is attached as Exhibit 99.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date	January 22, 2004	By	s/ Robert N. Shuster Robert N. Shuster, Principal Financial Officer
Date	January 22, 2004	By	s/ James J. Twarozynski James J. Twarozynski, Principal Accounting Officer

Independent Bank Corporation - Fourth Quarter 2003 Earnings Release	Exhibit 99

NEWS FROM

Contact	Robert N. Shuster #616/527-5820 ext. 1257

FOR IMMEDIATE USE

INDEPENDENT BANK CORPORATION
REPORTS 30% INCREASE IN 2003 EARNINGS PER SHARE

IONIA, Michigan, January 22, 2004 . . . Independent Bank Corporation (Nasdaq: IBCP), a Michigan-based bank holding company reported that its 2003 net income was a record $37,592,000 or $1.87 per diluted share, representing a 29.9% increase over the prior year. In 2002 net income totaled $29,467,000 or $1.44 per diluted share. Return on average equity and return on average assets were 24.89% and 1.69%, respectively, in 2003 compared to 21.34% and 1.52%, respectively, in 2002.

The Company’s net income for the three months ended December 31, 2003 totaled $9,324,000 or $0.47 per diluted share compared to $7,957,000 or $0.40 per diluted share for the fourth quarter of 2002, representing a 17.5% increase in earnings per share.

Commenting on 2003 results, the Company’s President and CEO, Charles C. Van Loan, stated, “Our record earnings in 2003 reflect outstanding results in our mortgage-banking operations, growth in net interest income and expansion of several categories of non-interest revenues. Because of our expectation for a significant drop in mortgage loan volume and gains on loan sales in 2004, we believe that any earnings growth over our 2003 record level will be extremely difficult. At the present time we anticipate relatively flat earnings in 2004 and believe that the first quarter of 2004 will be especially difficult because of a comparatively lower level of gains on loan sales.”

The growth in full year net income in 2003 is primarily a result of increases in net interest income, fee income on deposits and gains on the sale of real estate mortgage loans. Partially offsetting these items were increases in securities losses, non-interest expenses and federal income taxes. The increase in fourth quarter 2003 net income compared to 2002 is primarily a result of increases in net interest income and real estate mortgage loan servicing income. Partially offsetting these items were increases in the provision for loan losses and non-interest expenses as well as a decline in gains on the sale of real estate mortgage loans. The fourth quarter of 2003 includes a $0.01 per share non-recurring tax benefit. In addition, the fourth quarter of 2002 included a $0.8 million impairment charge on an investment security.

On April 15, 2003, the Company completed its acquisition of Mepco Insurance Premium Financing, Inc. Mepco is a 40-year old Chicago-based company that specializes in financing insurance premiums for businesses and extended automobile warranties for consumers. During the fourth quarter of 2003, Mepco recorded approximately $4.3 million in interest income and fees on loans, $0.4 million in interest expense, a $0.2 million provision for credit losses, $0.1 million in non-interest income, $2.2 million in non-interest expense, $1.6 million in income before income taxes and $1.0 million in net income. At December 31, 2003 Mepco had total assets of $164.7 million, including finance receivables of $147.7 million. The Company has recorded the assets acquired and the liabilities assumed at fair value and had goodwill of $9.4 million and other intangibles (primarily related to customer relationships) of $2.2 million at December 31, 2003 related to the Mepco acquisition.

Independent Bank Corporation - Fourth Quarter 2003 Earnings Release

Tax equivalent net interest income totaled $27.1 million during the fourth quarter of 2003, which represents a $4.8 million or 21.8% increase from the comparable quarter one year earlier. The adjustments to determine tax equivalent net interest income were $1.4 million and $1.1 million for the fourth quarters of 2003 and 2002, respectively, and were computed using a 35% tax rate. The increase in tax equivalent net interest income primarily reflects a $262.7 million increase in the balance of average interest-earning assets and a 31 basis point increase in the Company’s tax equivalent net interest income as a percent of average interest-earning assets. The increase in average interest-earning assets is due to the Mepco acquisition, which added $143.3 million in average loan balances in the fourth quarter of 2003, as well as growth in commercial loans and investment securities. Declining interest rates (through the first half of 2003) and increased levels of lower cost core deposits resulted in a 52 basis point decline in the Company’s interest expense as a percentage of average interest-earning assets during the fourth quarter of 2003 compared to the fourth quarter of 2002. The decline in the cost of funds was partially offset by a 21 basis point decline in the tax equivalent yield on average interest-earning assets to 6.95% in the fourth quarter of 2003 from 7.16% in the fourth quarter of 2002. This decline is primarily due to both the amortization and prepayment of higher yielding loans and the addition of new loans and new investment securities at lower interest rates. Without the Mepco acquisition, the decline in the tax equivalent yield on average interest-earning assets would have been greater (59 basis points instead of 21 basis points), as Mepco added $143.3 million in average loans at a weighted average yield of 12.38% during the fourth quarter of 2003.

Service charges on deposits totaled $3.9 million in the fourth quarter of 2003, a $0.2 million or 6.2% increase from the comparable period in 2002. The increase in deposit related service fees results primarily from the continued growth of checking accounts.

Gains on the sale of real estate mortgage loans were $2.3 million in the fourth quarter of 2003 compared to $3.9 million in the fourth quarter of 2002. During these same periods, real estate mortgage loan sales totaled $120.7 million and $251.4 million, respectively. Gains on the sale of real estate mortgage loans were increased by approximately $0.5 million, net, in the fourth quarter of 2003 as a result of recording changes in the fair value of certain derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS #133”) (compared to a $0.2 million decrease in the fourth quarter of 2002). This SFAS #133 adjustment in gains on the sale of real estate mortgage loans in the fourth quarter of 2003 primarily represents the turn around of a timing difference related to the fulfillment of commitments to sell real estate mortgage loans in the secondary market. Real estate mortgage loans originated declined to $153.0 million in the fourth quarter of 2003 compared to $331.5 million in 2002 and loans held for sale totaled $32.6 million at December 31, 2003 compared to $129.6 million at December 31, 2002. These declines primarily are a result of a significant drop in mortgage loan refinance activity.

Real estate mortgage loan servicing revenues increased to $0.9 million of income in the fourth quarter of 2003 compared to an expense of $0.1 million in the fourth quarter of 2002. This increase is primarily due to changes in the impairment reserve on and the amortization of capitalized mortgage loan servicing rights. During the fourth quarter of 2003 the Company recorded a $0.5 million recovery of valuation allowances from previously recorded impairment charges. Activity related to capitalized mortgage loan servicing rights is as follows:

	Quarter Ended (in thousands)		Year Ended (in thousands)
	12/31/03	12/31/02	12/31/03	12/31/02

Beginning balance	$ 7,690	$ 4,126	$ 4,455	$ 4,299
Servicing capitalized	1,068	1,291	7,700	3,637
Amortization	(352)	(967)	(3,655)	(2,386)
(Increase)/decrease in impairment reserve	467	5	373	(1,095)

Ending balance	$ 8,873	$ 4,455	$ 8,873	$ 4,455

Impairment reserve at period end			$ 722	$ 1,095

The decline in the impairment reserve in the fourth quarter of 2003 reflects the valuation of capitalized mortgage loan servicing rights at December 31, 2003. At December 31, 2003 the Company was servicing approximately $1.14 billion in real estate mortgage loans for others on which servicing rights have been capitalized.

Independent Bank Corporation - Fourth Quarter 2003 Earnings Release

This servicing portfolio had a weighted average coupon rate of approximately 5.97% and a weighted average service fee of 26 basis points. Capitalized mortgage servicing rights at December 31, 2003 totaled $8.9 million, representing approximately 78 basis points on the related amount of real estate mortgage loans serviced for others.

Non-interest expense totaled $21.5 million in the fourth quarter of 2003, an increase of $2.5 million compared to the fourth quarter of 2002. The April 15, 2003 acquisition of Mepco accounted for $2.2 million of this increase. The remainder of the increase in non-interest expense is primarily due to increases in compensation and employee benefits. The increase in compensation and employee benefits expense is primarily attributable to merit pay increases that were effective January 1, 2003, staffing level increases associated with the expansion and growth of the organization and increases in performance-based compensation and health care insurance costs.

A breakdown of non-performing loans by loan type is as follows:

Loan Type	12/31/2003	9/30/2003	12/31/2002

	(Dollars in Millions)
Commercial	$3.9	$3.2	$4.7
Commercial guaranteed
under federal program	2.3
Consumer	0.9	1.1	1.0
Mortgage	3.7	3.2	4.3
Finance receivables	1.9	1.5	n/a

Total	$12.7	$9.0	$10.0

Ratio of non-performing
loans to total portfolio loans	0.76%	0.55%	0.72%

The increase in the level of non-performing loans in the fourth quarter of 2003 is due primarily to the addition of two commercial real estate loans totaling $3.6 million. The Company recorded a charge-off of $0.6 million in the fourth quarter of 2003 on a $2.9 million commercial real estate loan which is presently in default, leaving a balance of $2.3 million that is fully guaranteed under a federal program through the United States Department of Agriculture. The Company has made an initial claim of $1.5 million under the federal guarantee program and expects to receive these funds prior to the end of the first quarter of 2004. The remaining balance of approximately $0.8 million will be received upon the final liquidation of the collateral, which may not occur during 2004. The other commercial real estate loan referred to above had a balance of approximately $1.3 million at December 31, 2003 and is secured by multi-family properties. This loan is in the process of collection and at the present time the Company does not expect to incur any significant loss associated with the resolution of this credit. Non-performing finance receivables are related to the Company’s acquisition of Mepco. Other real estate and repossessed assets totaled $3.3 million at December 31, 2003 compared to $3.9 million at December 31, 2002. The decline in other real estate and repossessed assets is due primarily to the sale of a $1.2 million hotel property in the second quarter of 2003 partially offset by an increase in the level of residential homes acquired through foreclosure. The provision for loan losses increased to $1.6 million in the fourth quarter of 2003 compared to $0.7 million in 2002. The increase in the provision reflects the Company’s assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and net charge-offs. Net charge-offs for all of 2003 totaled $3.5 million, or 0.23% of average loans, compared to $3.0 million, or 0.22% of average loans, in 2002. The ratio of net charge-offs to average loans was 0.43% on an annualized basis in the fourth quarter of 2003 compared to 0.50% in the fourth quarter of 2002. At December 31, 2003 the allowance for loan losses totaled $17.7 million, or 1.06% of portfolio loans compared to $16.7 million, or 1.21% of portfolio loans at December 31, 2002. The decrease in the percentage of the allowance to portfolio loans primarily reflects the acquisition of Mepco. Mepco’s allowance as a percentage of loans was 0.52% at December 31, 2003 compared to 1.12% for the balance of the Company’s loan portfolio.

Total assets were $2.36 billion at December 31, 2003 compared to $2.06 billion at December 31, 2002. Loans, excluding loans held for sale, increased to $1.67 billion at December 31, 2003 from $1.38 billion at December 31, 2002. The increase in loans is primarily due to the Mepco acquisition as well as growth in

Independent Bank Corporation - Fourth Quarter 2003 Earnings Release

commercial and real estate mortgage loans. Deposits totaled $1.70 billion at December 31, 2003, an increase of $167.2 million from December 31, 2002. This increase is attributable to a $55.9 million increase in checking and savings deposits and a $138.6 million increase in brokered certificates of deposit that was partially offset by a decline in non-brokered certificates of deposit. The increase in brokered certificates of deposit is primarily due to funding loans at Mepco. Stockholders’ equity totaled $162.2 million at December 31, 2003 or 6.88% of total assets and represents a net book value per share of $8.29.

Independent Bank Corporation and its subsidiaries provide a wide range of banking and other financial services through 97 offices across Michigan’s Lower Peninsula. The Company also provides financing for insurance premiums and extended automobile warranties across the United States, through its wholly owned subsidiary, Mepco Insurance Premium Financing, Inc. The Company’s common stock trades on the Nasdaq Stock Market under the symbol IBCP.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts; circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Independent Bank Corporation - Fourth Quarter 2003 Earnings Release

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31,
	2003	2002

	(unaudited)

Assets	(in thousands)
Cash and due from banks	$61,741	$60,731
Securities available for sale	453,996	371,246
Federal Home Loan Bank stock, at cost	13,895	9,704
Loans held for sale	32,642	129,577
Loans
Commercial	603,558	536,715
Real estate mortgage	681,602	601,799
Installment	234,562	242,928
Finance receivables	147,671

Total Loans	1,667,393	1,381,442
Allowance for loan losses	(17,728)	(16,705)

Net Loans	1,649,665	1,364,737
Property and equipment, net	43,979	40,735
Bank owned life insurance	36,850	35,415
Goodwill	16,696	7,299
Other intangibles	7,523	6,420
Accrued income and other assets	41,570	31,698

Total Assets	$2,358,557	$2,057,562

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$192,733	$179,871
Savings and NOW	700,541	657,530
Time	809,532	698,202

Total Deposits	1,702,806	1,535,603
Federal funds purchased	53,885	23,840
Other borrowings	331,819	310,413
Guaranteed preferred beneficial interests in Company's subordinated debentures	50,600	17,250
Financed premiums payable	26,340
Accrued expenses and other liabilities	30,891	32,409

Total Liabilities	2,196,341	1,919,515

Shareholders' Equity
Preferred stock, no par value-200,000 shares authorized; none outstanding
Common stock, $1.00 par value-30,000,000 shares authorized;
issued and outstanding: 19,568,867 shares at December 31, 2003
and 17,822,090 shares at December 31, 2002	19,569	17,822
Capital surplus	119,353	75,076
Retained earnings	16,953	41,785
Accumulated other comprehensive income	6,341	3,364

Total Shareholders' Equity	162,216	138,047

Total Liabilities and Shareholders' Equity	$2,358,557	$2,057,562

Independent Bank Corporation - Fourth Quarter 2003 Earnings Release

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

	(unaudited)		(unaudited)

Interest Income	(in thousands, except per share amounts)
Interest and fees on loans	$30,811	$27,778	$118,861	$109,297
Securities available for sale
Taxable	3,112	2,962	11,687	12,211
Tax-exempt	2,225	1,842	8,207	7,018
Other investments	169	302	611	1,289

Total Interest Income	36,317	32,884	139,366	129,815

Interest Expense
Deposits	6,432	8,472	27,802	35,134
Other borrowings	4,165	3,319	16,311	12,874

Total Interest Expense	10,597	11,791	44,113	48,008

Net Interest Income	25,720	21,093	95,253	81,807
Provision for loan losses	1,641	717	4,032	3,562

Net Interest Income After Provision for Loan Losses	24,079	20,376	91,221	78,245

Non-interest Income
Service charges on deposit accounts	3,865	3,639	14,668	13,049
Net gains (losses) on asset sales
Real estate mortgage loans	2,268	3,854	16,269	8,178
Securities	(24)	(750)	(779)	(24)
Title insurance fees	459	807	3,092	2,474
Manufactured home loan origination fees
and commissions	487	507	1,769	1,949
Real estate mortgage loan servicing	902	(56)	(294)	(870)
Other income	1,895	1,519	7,879	6,155

Total Non-interest Income	9,852	9,520	42,604	30,911

Non-interest Expense
Compensation and employee benefits	11,881	9,673	43,558	37,343
Occupancy, net	1,684	1,403	6,519	5,424
Furniture and fixtures	1,414	1,358	5,539	4,731
Loss on prepayment of borrowings			983	59
Other expenses	6,531	6,536	25,907	20,736

Total Non-interest Expense	21,510	18,970	82,506	68,293

Income Before Income Tax	12,421	10,926	51,319	40,863
Income tax expense	3,097	2,969	13,727	11,396

Net Income	$9,324	$7,957	$37,592	$29,467

Independent Bank Corporation - Fourth Quarter 2003 Earnings Release

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

	(unaudited)		(unaudited)
Per Share Data (A)
Net Income
Basic	$.48	$.40	$1.91	$1.46
Diluted	.47	.40	1.87	1.44
Cash dividends declared	.16	.13	.59	.44

Selected Ratios
As a percent of average interest-earning assets
Tax equivalent interest income	6.95%	7.16%	7.03%	7.40%
Interest expense	1.95	2.47	2.15	2.65
Tax equivalent net interest income	5.00	4.69	4.88	4.75
Net income to
Average equity	23.35%	22.76%	24.89%	21.34%
Average assets	1.59	1.55	1.69	1.52

Average Shares (A)
Basic	19,544,897	19,678,176	19,635,262	20,130,983
Diluted	20,040,024	20,078,897	20,059,177	20,515,757

(A)	Restated to give effect to a 10% stock dividend declared in 2003. Average shares of common stock for basic net income per share includes shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options.